UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 21, 2005

Arrow Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-12507

22-2448962

(Commission File Number)

(IRS Employer Identification No.)

250 Glen Street, Glens Falls, NY

12801

(Address of Principal Executive Offices)

(Zip Code)

(518) 745-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

At a meeting held on December 21, 2005, the Compensation/Nomination Committee (the “Committee”) of the Board of Directors of the Company determined by unanimous vote to accelerate the vesting of all of the Company’s currently outstanding unvested stock options, effective immediately.  These options are compensatory options previously granted to employees to purchase shares of the Company’s common stock.

The Committee also decided at the meeting to postpone its consideration of compensatory stock grants for 2005 until a later meeting, pending their analysis of a third party review of the Company’s Long Term Incentive Plan (“LTIP”).  The Committee has retained an independent professional group to perform an evaluation of the LTIP, its administration and process.

The stock options subject to acceleration relate to approximately 99,000 shares.  Approximately 50% of the accelerated options have an exercise price above the closing price of the Company’s common stock on December 21, 2005, the effective date of the acceleration, which was $26.99.

The action to accelerate the vesting of the stock options was made to eliminate the non-cash compensation expense that would otherwise have been recognized by the Company in the 2006-2008 period, due to the required adoption of FASB Statement 123(R) on January 1, 2006.    The Company anticipates that the amount of compensation expense, net of tax, that would otherwise have been recognized is approximately $670,000 in the aggregate.  The Company believes this action is in the best interests of its shareholders.  The Company will recognize a one-time expense in 2005 as a result of the acceleration, which is expected to be de minimis.

Also on December 21, 2005, Committee of the Board of Directors of the registrant granted a one-year extension of the employment agreements between the registrant and its two top executive officers, Thomas L. Hoy, Chairman, President and Chief Executive Officer, and John J. Murphy, Executive Vice President, Treasurer and Chief Financial Officer.  All provisions of the contracts, including the base salary, will remain the same in 2006 as in 2005.

The Committee also approved renewed change-in-control agreements between the Company and two other executive officers, John C. Van Leeuwen, Senior Vice President and Chief Credit Officer, and Gerard R. Bilodeau, Senior Vice President and Corporate Secretary. These agreements do not provide for continuing employment, salary or benefits on the part of the executive, but merely specify that in the event of a change-in-control of the registrant, they will receive certain payments and benefits. Specifically, under these agreements, if there is a change-in-control of the registrant, the executive would be entitled to receive a lump sum cash payment equal to two years' base salary, plus certain continuing insurance coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Date: December 28, 2005

By:

John J. Murphy

Executive Vice President, Treasurer and
Chief Financial Officer